SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                  FORM 8-K

           CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                              AUGUST 20, 1999
              Date of Report (Date of Earliest Event Reported)


                         ASARCO CYPRUS INCORPORATED
           (Exact name of Registrant as specified in its charter)


        DELAWARE                                             13-4070384
(State or Other Jurisdiction of      (Commission File      (IRS Employer)
Incorporation or Organization)           Number)         Identification No.)


180 MAIDEN LANE, NEW YORK, NEW YORK                               10038
(Address of Principal Executive Office)                         (Zip Code)


                               (212) 510-2000
            (Registrant's telephone number, including area code)


                               NOT APPLICABLE
       (Former Name or Former Address, if Changed Since Last Report)



ITEM 5.  OTHER EVENTS.

RECENT EVENTS INVOLVING PHELPS DODGE CORPORATION

        In the morning of August 20, 1999, Messrs. Ward and McAllister telephoned Mr. Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge Corporation ("Phelps Dodge"), to tell him that their Boards of Directors had declined to pursue the three-way combination proposal by Phelps Dodge. After Messrs. Ward and McAllister were unsuccessful in reaching Mr. Yearley, they sent the following letter:

                                    "August 20, 1999

        "Mr. Douglas C. Yearley
        Chairman, President and
           Chief Executive Officer
        Phelps Dodge Corporation
        2600 North Central Avenue
        Phoenix, AZ 85004-3050

        Dear Doug:

               "We have tried to reach you this morning to convey the response of our respective Boards and to share with you the attached press release.

               "Each of our companies has convened its Board and received thorough presentations from financial and legal advisors. After full consideration of your proposal, each Board unanimously decided that it was in the best interests of its shareholders to pursue the Asarco Cyprus merger. That is what we intend to do.

                                            Sincerely,


        /s/                                 /s/
        Francis R. McAllister               Milton H. Ward
        Chairman and Chief                  Chairman, Chief Executive
        Executive Officer                   Officer and President
        Asarco Incorporated                 Cyprus Amax Minerals
                                            Company"

        Subsequently, Cyprus Amax and ASARCO issued the following joint press release:

        "DENVER and NEW YORK- August 20, 1999 - Cyprus Amax Minerals (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) announced that they have set shareholder meetings for September 30, 1999 to approve their previously announced merger of equals. Asarco Cyprus Incorporated will be the largest publicly traded copper company with an estimated cash cost of under 50 cents. Definitive proxy materials will be mailed to shareholders of record on August 25, 1999.

        "Cyprus and Asarco also announced that joint Asarco and Cyprus merger teams are reviewing all operating and administrative aspects of the new organization to identify organizational and other profit driven changes in the way they do business. The companies have engaged outside consultants to assist in identification of cost savings to facilitate the process. As a result of these reviews, the estimate of annual expense reductions is now approaching $200 million including $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs and $75 million in lower depreciation. As part of the cost reductions, Cyprus' Denver office will be closed and Asarco's New York office will be downsized and relocated to New Jersey. In addition, the companies believe the merger will provide the flexibility to rationalize higher cost production during periods of low copper prices, which could be expected to result in operational cash improvements approaching $75 million annually.

        "Cyprus and Asarco also jointly reported that the Boards of both companies had received an unsolicited proposal from Phelps Dodge Corporation to negotiate an agreement for Phelps Dodge to acquire both companies for stock. Phelps Dodge proposed an exchange of .3756 of a Phelps Dodge share for each Asarco share and .2874 of a Phelps Dodge share for each Cyprus share. Phelps Dodge's proposal is subject to a number of contingencies.

        "On August 19, 1999, the Asarco Board of Directors and the Cyprus Amax Board of Directors, together with their respective legal and financial advisors, met separately to consider the unsolicited proposal from Phelps Dodge. Both the Asarco Board of Directors and the Cyprus Amax Board of Directors determined that pursuing the Asarco Cyprus merger was in best interests of Asarco and Cyprus Amax stockholders, respectively, and reconfirmed their respective recommendations of the merger.

        "Since the merger announcement, both Boards noted that the share prices of Cyprus and Asarco have outperformed the other U.S. listed copper companies. Asarco Cyprus expects that at its estimated cash costs of under 50 cents per pound, it will require a copper price of less than 65 cents per pound to breakeven on a net earnings basis. Asarco Cyprus will have a strong, experienced management team and the financial capacity to further enhance operating efficiencies, expand or develop low cost copper properties and otherwise rationalize operations to achieve optimum operating levels."

        In the afternoon of August 20, 1999, Mr. Yearley and Mr. J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, conducted an analysts' conference telephone call in which they announced that Phelps Dodge planned to offer 0.4098 of a Phelps Dodge share to ASARCO stockholders and 0.3135 of a Phelps Dodge share to Cyprus Amax stockholders. Late in the evening of August 20 Messrs. Yearley and Whisler sent the following letter to the ASARCO Board of Directors and a substantially identical letter to the Cyprus Amax Board of Directors.

                                    "August 20, 1999

        "Board of Directors of ASARCO Incorporated
        c/o Mr. Francis R. McAllister
        Chairman and Chief Executive Officer
        ASARCO Incorporated
        180 Maiden Lane
        New York, NY  10038

        "Gentlemen:

               "We are disappointed in your response to our proposed three-way combination of Asarco, Cyprus Amax and Phelps Dodge. As you know, we have on three recent occasions requested the opportunity to discuss our proposal, which we believe would be far superior to your shareholders than your proposed combination with Cyprus Amax.

               "We are particularly disappointed that instead of accepting our previous requests to meet to discuss our proposal to acquire Asarco for a substantial premium, you chose today to announce unilaterally our interest in acquiring Asarco and Cyprus Amax and to reject our proposal in favor of your no-premium merger proposal with Cyprus Amax. This appears consistent with the manner in which you have chosen to treat your own shareholders by announcing just today, at the same time you first disclosed the terms of your July 15 merger agreement, that the record date for your shareholder vote on the no-premium merger with Cyprus Amax would be August 25. Since trades after today will settle after August 25, this effectively precluded any significant trading in the market on an informed basis before the determination of shareholders eligible to vote at your meeting.

               "In light of your unilateral announcement, we have no other choice than to publicly announce our proposal to enter into a business combination with Asarco and Cyprus Amax, so that share owners of all three companies are fully informed.

        "Terms of our Proposal
        ----------------------

               "We propose a business combination of Phelps Dodge and Asarco pursuant to which all of the outstanding common stock of Asarco would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We are also independently proposing to Cyprus Amax a business combination of Phelps Dodge and Cyprus Amax pursuant to which all of the outstanding common stock of Cyprus Amax would be exchanged for Phelps Dodge common stock at an exchange ratio of
        0.3135 Phelps Dodge common shares for each Cyprus Amax common share. Based on share prices for the three companies' common shares before trading was halted this morning, these ratios imply a premium of approximately 30% for Asarco and a premium of approximately 29% for Cyprus Amax, while preserving the relative economics of the exchange ratio under your proposed combination with Cyprus Amax.

        "Following the combination, we plan to continue the current $2.00 per share Phelps Dodge common dividend. This would result in a substantial dividend increase for Asarco shareholders to 4.1 times the dividend contemplated in your proposed merger with Cyprus Amax.

               "Our proposed transaction would be tax-free for your shareholders. In addition, through their ownership of Phelps Dodge common stock, your shareholders would continue to participate in the ongoing value creation of the combined company. Although we prefer a transaction involving all three companies, we are prepared to enter into a negotiated business combination with either Asarco or Cyprus Amax, regardless of whether the other company is willing to proceed on a negotiated basis.

               "We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to negative 20% and negative 26% for Asarco and Cyprus Amax, respectively. Similarly, over the past 15 years, Phelps Dodge's total return has been 1,024% as compared to 25% for Asarco and 102% for Cyprus Amax. We are very proud of this strong management and operational track record over a difficult copper environment.

        "The Combined Company
        ---------------------

               "We believe that our proposal presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. Our proposal would create a much stronger company than would your proposed merger with Cyprus Amax through:

               o the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwestern U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities;

               o the financial strength of the combined company and ability to create a world class portfolio of cost-competitive mining assets;

               o a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

               o the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

               o the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

               o the immediate and substantial accretion to the cash flow of the combined company resulting from the transaction;

               o the significant accretion to earnings per share of the combined company beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001;

               o the total current annual copper production of the combined company of 3.8 billion pounds and attributable copper reserves of 80 billion pounds;

               o the increased ability of the combined company to compete for world-class projects;

               o the ability of the combined company to reduce capital expenditures;

               o the strong, liquid balance sheet of the combined company, with excellent access to capital; and

               o the way all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

               "Through the measures described above we estimate that in a three-way combination we could achieve approximately $200 million in annual cash cost savings, fully phased in by the end of the second year after closing of the transaction. In addition, we expect lower depreciation of approximately $65 million annually, bringing total estimated annual savings to approximately $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million that you have projected in the proposed Asarco-Cyprus Amax combination.
        This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

               "Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over a full copper price cycle. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to rapidly integrate all three businesses and to create value for shareholders.

               "A three-way combination, by creating a more efficient global competitor, would also benefit the employees and customers of all three companies. We have conducted an in-depth analysis of the three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

               "Our Board of Directors has authorized this proposal and we are resolutely committed to its consummation. We are confident that your shareholders will find our proposal to be a unique and compelling opportunity. We continue to prefer to proceed on a mutually satisfactory, negotiated basis but are prepared to pursue all other avenues should that be necessary. We are ready to meet with you or your management at any time.

        Sincerely,

        /s/                         /s/
        Douglas C. Yearley          J. Steven Whisler
        Chairman and                President and
        Chief Executive Officer     Chief Operating Officer"

        On August 23, 1999, the ASARCO Board of Directors and the Cyprus Amax Board of Directors, each met with their respective legal and financial advisors to consider the August 20 revised unsolicited proposal from Phelps Dodge.

        At the August 23, 1999 meeting the ASARCO Board of Directors received reports from the management and their financial and legal advisors concerning the revised Phelps Dodge proposal, discussions with Cyprus Amax concerning the proposal and various strategic matters relating to the proposal. The ASARCO Board of Directors unanimously concluded that the proposal should be rejected and that all reasonable and appropriate steps should be taken to successfully complete the combination with Cyprus Amax. At that meeting, the Board also discussed financial and strategic responses to the unsolicited revised proposal from Phelps Dodge and authorized management to take all appropriate action in coordination with Cyprus Amax to respond to the Phelps Dodge proposal for the purpose of protecting the stockholder value generated by the business combination between ASARCO and Cyprus Amax.

        Following discussion between Cyprus Amax and ASARCO, on August 25, 1999, Mr. McAllister discussed with the ASARCO Board of Directors the response to Phelps Dodge's proposal and the terms of a modification of their current proposed merger of equals. It was the sense of the ASARCO Board that the merger of equals should be pursued. In addition, on August 25, 1999 the Cyprus Amax Board of Directors met with its legal and financial advisors and approved several items previously discussed with ASARCO as set forth in the following joint press release issued by ASARCO and Cyprus Amax on August 25, 1999 (the "Revised ASARCO/Cyprus Amax Proposal"):

        "Denver, CO and New York, NY, August 25, 1999 - Cyprus Amax Minerals Company (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) today jointly announced that they have improved the terms of their own combination transaction. In addition they have written to Phelps Dodge outlining their willingness to negotiate with Phelps Dodge on terms included in the letter. According to the letter, Asarco and Cyprus Amax would be willing to proceed with a three-way combination with Phelps Dodge if its proposed exchange ratios are increased, if Phelps Dodge fully underwrites the risk of antitrust problems with its proposal and if the contract terms mirror those of the Asarco/Cyprus contract. Asarco and Cyprus Amax said the exchange ratios they would require were .5300 of a Phelps Dodge share for Asarco holders and .4055 of a Phelps Dodge share for Cyprus Amax holders. The letter to Phelps Dodge is attached.

        "The two companies also said they have decided to improve the financial terms of their own combination by including a special payment of $5.00 per share to the stockholders of the combined Asarco Cyprus Incorporated. The special payment would be paid to stockholders as soon as possible after consummation of the merger. Asarco and Cyprus Amax emphasized that they were proceeding with their two-way combination which, subject to stockholder approval, will close on September 30, 1999.

        "Speaking together, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco said 'Our response to Phelps Dodge evidences our intent to secure the best value for our shareholders whether through a three way combination including Phelps Dodge or through consummation of the merger previously announced. We have presented very simple terms to Phelps Dodge which we believe recognize the contributions our two companies make to a three way combination. The proposal previously communicated by Phelps Dodge fails to reward our stockholders for the values derived from the Asarco Cyprus transaction. Our proposed exchange ratio gives recognition to the fact that our shareholders will be contributing approximately 50% of the value of a three way combination.'

        "'We intend to move forward to complete our own merger transaction as soon as possible and as a sign of confidence of our ability to achieve cost reductions of at least $200 million annually, Asarco Cyprus will make a special payment to shareholders when the merger closes. This special $5.00 per share payment reflects the Boards' and managements' confidence in their ability to deliver benefits from the merger. Asarco Cyprus is expected to have in excess of $1 billion in cash at the time of closing and the Boards of both companies have agreed that Asarco Cyprus will pursue the sale of Cyprus Amax's investments in Kinross Gold and its Australian coal holdings and Asarco's specialty chemicals business. We would expect the sales to be completed within six months after closing. Proceeds are expected to approach $1 billion and cash taxes would be minimized due to tax benefits from the sale of the Kinross shares. Proceeds would be used to pay down debt and improve the liquidity of the company.'

        "Messrs. Ward and McAllister stated that they and their respective Boards are committed to maximizing shareholder value and will continue to do so after the merger is completed. In order to ensure that Phelps Dodge or any interested buyer is able to present a bona fide proposal to acquire 100% of the stock of the Company, during the first 90 days following completion of the merger, stockholders will have the right to call a meeting to redeem the rights plan. In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period."

        On August 25, 1999, Messrs. Ward and McAllister also sent the following letter to Mr. Yearley which was attached to the August 25 press release:

                                    "August 25, 1999


        "Mr. Douglas C. Yearley
        Chairman, President and
           Chief Executive Officer
        Phelps Dodge Corporation
        2600 North Central Avenue
        Phoenix, AZ  85004-3050

        Dear Doug:

        "We and our respective boards have considered your revised proposal to acquire our companies. We have the following issues with your proposal:

        "1. The exchange ratios proposed in your August 20 press release do not allocate to Cyprus Amax and Asarco holders a fair share of the value created by uniting their two companies. We are prepared to negotiate a transaction with Phelps Dodge that would provide our holders with .4055 shares of Phelps Dodge common stock for each Cyprus Amax share, and .5300 Phelps Dodge shares for each Asarco share.

        "2. In order for us to proceed with Phelps Dodge, you must make clear that Phelps Dodge will undertake all actions necessary to secure regulatory approval for your proposed transaction including any divestiture or similar action required, and will provide credible assurances that such regulatory approval will be forthcoming. The statements in your letters concerning antitrust issues are not sufficient on this point.

        "3. You have not proposed a form of contract for your transaction. We would be prepared to proceed on the basis of representations, warranties and covenants made by Cyprus Amax and Asarco to each other in their merger agreement, with similar representations, warranties and covenants made by Phelps Dodge.

        "4. Your letter did not indicate whether your proposal was subject to due diligence. A due diligence requirement introduces substantial uncertainty as to your proposal. We would expect, as part of our effort to close our pending merger or any potential transaction with you as quickly as possible, that you would not require any further due diligence with respect to either Cyprus Amax or Asarco.

        "We strongly believe that the combination of Cyprus Amax and Asarco, without the effect of combining further with Phelps Dodge, provides greater value to Cyprus Amax and Asarco holders than your August 20 proposal, poses fewer regulatory issues and can be completed more quickly. Accordingly, we will be proceeding to present that transaction to our stockholders and to closing on September 30, 1999. We are prepared, however, to negotiate a transaction that involves all three companies that satisfies all the foregoing requirements. For your information, we are attaching to this letter a copy of the press release Asarco and Cyprus Amax issued today concerning our response to Phelps Dodge. We also want to advise you that apart from this communication, neither party has waived any of its legal or other rights, or rights or obligations under our merger agreement.

                             Sincerely,


        /s/                                 /s/
        Francis R. McAllister               Milton H. Ward
        Chairman and Chief                  Chairman, Chief Executive
        Executive Officer                   Officer and President
        ASARCO Incorporated                 Cyprus Amax Minerals
                                            Company"

        At its August 25, 1999 meeting, the Cyprus Amax Board of Directors reconfirmed its recommendation that stockholders vote FOR adoption of the merger agreement with ASARCO.

        In approving the Revised ASARCO/Cyprus Amax Proposal and reconfirming its recommendation to the stockholders, the Cyprus Amax Board of Directors consulted with its financial and legal advisors and considered a variety of factors, including the following:

        1. The Board of Directors considered the advantages that the business combination between Cyprus Amax and ASARCO provides to Cyprus Amax and its stockholders, including that the combined Asarco Cyprus would be a stronger, more efficient competitor in the copper industry, would have an improved ability to meet the challenges of low copper prices, would be better able to benefit and would generate substantial cash flow during the periods of strong copper prices, would be able to lower costs through increased purchasing power, and would have increased capitalization.

        2. The Board of Directors considered that Merrill Lynch, Cyprus Amax's financial advisor, rendered its oral opinion at the August 25, 1999 board meeting that, as of such date, the exchange ratio in the merger agreement with ASARCO was fair from a financial point of view to the stockholders of Cyprus Amax.

        3. The Board of Directors considered that the special payment of $5.00 per share to the stockholders of the combined Asarco Cyprus would enable stockholders to receive an immediate and significant cash benefit from the merger, while leaving the combined company with a strong balance sheet and sufficient liquidity.

        4. The Board of Directors considered that the Revised ASARCO/Cyprus Amax Proposal allows Cyprus Amax to continue to pursue the business combination with ASARCO on a basis that does not preclude Phelps Dodge (or any other potential merger partner) from subsequently completing a business combination with the combined company, while preserving the opportunity for stockholders to realize the benefits of the merger with ASARCO, even if Phelps Dodge determines not to pursue its proposal.

        5. The Board of Directors considered the fact that the business combination with ASARCO is the subject of a definitive agreement, as well as the terms and conditions of the merger agreement, whereas the Phelps Dodge proposal is highly contingent and no form of contract has been proposed.

        6. The Board considered that the Phelps Dodge proposal does not pay Cyprus Amax stockholders a sufficient price to reflect the contribution of Cyprus Amax to a three- way combination of Cyprus Amax, ASARCO and Phelps Dodge.

        7. The Board of Directors considered that the joint Cyprus Amax/ASARCO letter to Phelps Dodge dated August 25, 1999, provided stockholders the opportunity to accept a transaction involving Cyprus Amax, ASARCO and Phelps Dodge if Phelps Dodge was willing to provide certain assurances as to the terms of its proposal and to pay Cyprus Amax stockholders a sufficient price to reflect the contribution of Cyprus Amax to a three-way combination of Cyprus Amax, ASARCO and Phelps Dodge.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT
OF THE SPECIAL PAYMENT

        The following general discussion summarizes the anticipated material United States federal income tax consequences of the receipt of the $5.00 per share special payment by holders of ASARCO common stock or Cyprus Amax common stock. This discussion addresses only such stockholders who hold their ASARCO common stock or Cyprus Amax common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

        o      financial institutions,

        o      tax-exempt organizations,

        o      insurance companies,

        o      dealers in securities or foreign currencies,

        o traders in securities who elect to apply a mark-to-market method of accounting, foreign holders,

        o persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

        o holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

        The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

        HOLDERS OF ASARCO COMMON STOCK OR CYPRUS AMAX COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE SPECIAL PAYMENT, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

        ASARCO, Cyprus Amax and Asarco Cyprus believe that the proper characterization is that the special payment should be treated for United States federal income tax purposes as having been received by the holders of ASARCO common stock and Cyprus Amax common stock as consideration in the business combination. There can be no assurance, however, that the Internal Revenue Service will not assert that the special payment should be treated instead as a distribution governed by Section 301 of the Internal Revenue Code or that a court will not sustain the Internal Revenue Service in such an assertion.

        If the special payment is treated as consideration in the business combination, a holder of ASARCO common stock who receives the special payment should recognize gain (but not loss) on the exchange of ASARCO common stock for Asarco Cyprus common stock and the special payment equal to the lesser of:

        o the amount of the special payment received by such holder, and

        o the excess, if any, of the sum of the special payment received by such holder and the fair market value of the Asarco Cyprus common stock received in the ASARCO merger over the holder's tax basis in his or her ASARCO common stock.

That gain should generally be capital gain. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her ASARCO common stock for more than 12 months at the effective time of the ASARCO merger. Such holder's aggregate tax basis in the Asarco Cyprus common stock received in the ASARCO merger should equal the aggregate tax basis of the ASARCO common stock surrendered, minus the amount of special payment received, plus the amount of gain recognized.

        If the special payment is treated as consideration in the business combination, a holder of Cyprus Amax common stock who does not also actually or constructively own ASARCO common stock should be treated as having received solely Asarco Cyprus common stock and then as having had a portion of that Asarco Cyprus common stock redeemed in exchange for the special payment received by such holder and the cash received by such holder instead of a fractional share interest in Asarco Cyprus common stock. Such a holder should recognize gain or loss equal to the difference between the amount of cash received and his or her basis in the Asarco Cyprus common stock that is allocable to the shares deemed to be redeemed. That gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if the holder's holding period is more than 12 months at the effective time of the Cyprus Amax merger. In the case of an individual stockholder, any such long-term capital gain generally will be subject to a maximum United States federal income tax rate of 20%. A holder of Cyprus Amax common stock who also actually or constructively owns ASARCO common stock should consult his or her tax advisor concerning the amount and character of income, gain or loss recognized upon the receipt of the special payment and cash in lieu of fractional shares of Asarco Cyprus common stock.

        If the special payment were instead treated as a distribution governed by Section 301 of the Internal Revenue Code, the special payment should be a dividend (taxable as ordinary income) to the extent of the current and accumulated earnings and profits of Asarco Cyprus and then a tax-free return of capital to the extent of the holder's basis in his or her Asarco Cyprus common stock. Finally, any excess should be taxed as capital gain. If the special payment were treated as a dividend, stockholders of Asarco Cyprus that are domestic corporations should be able to claim a dividends received deduction with respect to the special payment, subject to the conditions and limitations contained in the Internal Revenue Code.

        Asarco Cyprus intends to withhold all applicable United States federal withholding taxes from the special payment to non-U.S. holders of Asarco common stock and Cyprus Amax common stock.

        Assuming that the special payment is structured as a dividend as a matter of Delaware law, the conversion price of the Asarco Cyprus Series A convertible preferred stock will be adjusted in accordance with its terms. This adjustment may be taxable to the holders of the Asarco Cyprus Series A convertible preferred stock as a deemed distribution to which Section 301 of the Internal Revenue Code applies. Each holder of Cyprus Amax Series A convertible preferred stock should consult his or her tax advisor concerning the tax consequences of such an adjustment to the conversion price.

LITIGATION

        Cyprus Amax and its directors have been named as defendants in five purported class actions commenced in the Court of Chancery, County of New Castle, State of Delaware. ASARCO has been named as a defendant in one of the actions as aiding and abetting the other defendants in the alleged breach of their fiduciary duty. The plaintiffs in these lawsuits, who are purported shareholders of Cyprus Amax, allege that: defendants have a legal duty to negotiate with Phelps Dodge; that the Phelps Dodge proposal is more attractive than the ASARCO-Cyprus Amax business combination; and that defendants should conduct a negotiating or sale process in which Cyprus Amax would accept the highest consideration available. The complaints allege that the individual defendants have breached their fiduciary duties to the stockholders of Cyprus Amax in negotiating the ASARCO- Cyprus Amax business combination, and specifically by agreeing to a provision in the merger agreement that prohibits Cyprus Amax at certain times from negotiating with or supplying information to third parties such as Phelps Dodge. The plaintiffs further allege that defendants breached their duties in connection with setting the record date for the Cyprus Amax special meeting. As relief, the complaints seek, among other things, damages in an unspecified amount, injunctive relief prohibiting consummation of the ASARCO-Cyprus Amax business combination, and an order requiring Cyprus Amax to negotiate with bidders and/or sell itself to the highest bidder. The time for defendants to answer or respond to the complaints has not yet elapsed. Cyprus Amax believes that the claims alleged in the complaints are without merit.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        As stated in the joint August 25, 1999 press release, Asarco Cyprus will not enter into change of control agreements that may become operative during the 90 days following completion of the business combination. The rights and benefits under the existing arrangements with the employees (including the executive officers, as described in the joint proxy statement and prospectus in "Interests of Certain Persons in the Merger") of each of Cyprus Amax and ASARCO, however, will remain in full force and effect and will be unaffected during the 90 days following completion of the business combination, as will any rights under arrangements entered into with such employees in substitution for any existing arrangements.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        The following pro forma combined balance sheet and pro forma combined capitalization table restate the pro forma combined balance sheet and pro forma combined capitalization table contained in the joint proxy statement and prospectus dated August 20, 1999 to give effect to the special payment of $5.00 per share of Asarco Cyprus common stock. The pro forma income statements for the year ended December 31, 1998 and the six months ended June 30, 1999 have not been restated because the effect of the special payment is not material.



                            ASARCO CYPRUS INCORPORATED
                          PRO FORMA COMBINED BALANCE SHEET
                                    JUNE 30, 1999
                                     (UNAUDITED)

                                           HISTORIC
                                            CYPRUS    HISTORICAL     PRO FORMA    PRO FORMA
                                             AMAX       ASARCO      ADJUSTMENTS   COMBINED
                                           --------   ----------    -----------   ---------
                                                         (DOLLARS IN THOUSANDS)

ASSETS
Current Assets:
  Cash and cash equivalents.........      $1,275,416   $124,744     $ (9,000)(A)   $       -
                                                                    (545,040)(A)     846,120
  Marketable securities..............              -     31,688            -          31,688
  Accounts receivable
    Trade, less allowance for
    doubtful accounts................         11,780    349,632            -         361,412
    Other............................         25,271     54,111            -          79,382
  Notes receivable, net..............         45,419          -            -          45,419
  Inventories........................        293,449    305,037       62,200 (B)     660,686
  Deferred tax asset.................         31,822     33,078      (13,800)(B)           -
                                                                       4,400 (C)      55,500
  Prepaid expenses...................         28,359     70,558            -          98,917
                                            --------   --------     --------       ---------
    Total Current Assets............      $1,711,516   $968,848     (501,240)     $2,179,124

Investments
  Cost and available-for-sale........          8,580    123,186       20,000 (B)     151,766
  Equity method......................        327,781     66,675            -         394,456
Properties - at cost, net............      2,545,904  2,592,344     (827,200)(B)           -
                                                                    (136,917)(C)   4,174,131
Deferred tax asset...................              -          -      196,500 (C)     196,500
Other assets.........................        152,213    226,250      193,000 (B)           -
                                                                     (43,400)(C)   $ 528,063
                                            --------   --------     --------       ---------
    Total Assets.....................     $4,745,994 $3,977,303  $(1,099,257)     $7,624,040

LIABILITIES
Current Liabilities:
  Short-term debt....................       $248,560   $ 15,884       $    -       $ 264,444
  Current portion of long-term debt..         78,996     31,462            -         110,458
  Accounts payable...................         43,727    270,823            -         314,550
  Accrued liabilities:
    Payroll and benefits.............         44,365     38,105            -          82,470
    Interest.........................         23,723     14,296            -          38,019
    Closure, reclamation and
    environmental reserves...........         74,734     52,799            -         127,533
    Other accrued liabilities........        120,538    105,214        9,000 (A)           -
                                                                      15,000 (D)     249,752
  Taxes payable, other than income
  taxes..............................         16,315     14,998            -          31,313
  Income taxes payable...............         81,292     90,304            -         171,596
  Dividends payable..................          9,385          -            -           9,385
                                            --------   --------     --------       ---------
    Total Current Liabilities.......        $741,635   $633,885     $ 24,000      $1,399,520

Long-term debt.......................      1,499,440    998,736      (53,300)(B)   2,444,876
Capital lease obligations............         25,872     17,794            -          43,666
Deferred income taxes................         13,914     27,735       60,500 (B)     102,149
Deferred employee & retiree benefits.        179,388    143,109            -         322,497
Closure, reclamation and
environmental reserves...............        177,678     76,120      125,000 (E)     378,798
Other................................         29,156     86,944            -         116,100
                                            --------   --------     --------       ---------
    Total Non-Current Liabilities....     $1,925,448 $1,350,438     $132,200      $3,408,086

Minority Interest....................         20,007    534,463            -         554,470

Shareholders' Equity
  Preferred stock....................          4,664          -            -           4,664
  Common stock.......................          1,063    679,991     (679,991)(F)           -
                                                                     748,100 (F)     749,163
  Paid in surplus....................      2,912,605          -            -       2,912,605
  Retained earnings .................       (767,776)   948,502     (948,502)(F)           -
                                                                    (545,040)(A)   (1,312,81)
  Accumulated other comprehensive
  income.............................         (5,348)   (15,097)      15,097 (F)      (5,348)
  Treasury stock.....................        (86,304)  (154,879)     154,879 (F)     (86,304)
                                            --------   --------     --------       ---------
  Total Shareholders' Equity.........     $2,058,904 $1,458,517  $(1,255,457)     $2,261,964(1)
                                            --------   --------    ---------       ---------
    Total Liabilities and
Shareholders' Equity.................     $4,745,994 $3,977,303  $(1,099,257)     $7,624,040
                                           =========  =========   ==========       =========
------------
(1) Total Shareholders' Equity reflects a special payment of $5.00 per share to shareholders of Asarco Cyprus made as soon as possible following the completion of the business combination. Taking the special payment into account Equivalent combined pro forma book value per common share at June 30, 1999 would be $18.61 for ASARCO and $14.24 for Cyprus Amax and pro forma combined Long-term debt/Total capitalization and Net long-term debt/Total capitalization would be
    46.9% and 36.8%, respectively.



NOTES TO THE PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) Estimated merger expenses include $9 million for Cyprus Amax's financial advisory, legal, accounting, printing and similar costs. An additional $9 million in financial advisory, legal, accounting, printing and similar costs are expected to be expensed by ASARCO as of the closing. Reflects a $545 million special payment of $5.00 per share to shareholders of Asarco Cyprus made as soon as possible following completion of the business combination. The special payment may be structured as a dividend by Asarco Cyprus as a matter of Delaware corporate law.

(B) Reflects acquisition adjustments as shown below, using the purchase method of accounting, to record assets acquired and liabilities assumed at estimated fair value.

                                                                                AMOUNT
                                                                             ------------
                                                                               (THOUSANDS)
      Adjust Inventories to fair value...................................    $     62,200
      Adjust Deferred tax asset to realizable amount using anticipated
      Asarco Cyprus effective tax rate (($13,800) in current assets and
        $60,500 in non-current liabilities)..............................         (74,300)
      Adjust Cost investments to fair value..............................          20,000
      Adjust Properties to fair value....................................        (827,200)
      Adjust Other assets to fair value..................................         193,000
      Adjust Long-term debt to fair value................................          53,300
                                                                             ------------
      Estimated acquisition adjustment...................................    $   (573,000)
                                                                             ============

(C) Reflects allocation of the excess of book value over estimated fair value to Properties and Other assets using the purchase method of accounting, assuming an exchange ratio of one share of Asarco Cyprus common stock for each share of ASARCO common stock.

                                                                               AMOUNT
                                                                            ------------
                                                                            (THOUSANDS)
      ASARCO common stock (at closing market price on June 30, 1999 of
      $18.8125 per share)................................................   $    748,100
      Transaction costs (see Notes (A) and (D))..........................         24,000
      Estimated acquisition adjustment (see Notes (B) and (E))...........        698,000
      Deferred tax effect of acquisition adjustments  ($4,400 in current
      assets and $196,500 in non-current assets).........................       (200,900)
      Less:  Net asset value of Historical ASARCO..............(1,458,517)
            ASARCO merger expenses (see Note (A))..............    9,000      (1,449,517)
                                                                   ------   ------------
      Remaining book value in excess of the purchase price ($136,917 in     $   (180,317)
      Properties and $43,400 in Other Assets)...........................    ============

    Assuming the ASARCO exchange ratio is 1.0, then each $1 per share increase (decrease) in the price of ASARCO common stock will decrease (increase) the amount of book value in excess of the purchase price by approximately $40 million (which would decrease (increase) pro forma net income for the year ended December 31, 1998 and the six months ended June 30, 1999 by approximately $1.5 million and $.7 million, respectively).

(D) Estimated transaction costs associated with the mergers include $15 million in severance costs associated with reduced employment levels.

(E) Adjustment of $125,000 reflects estimated costs associated with the rationalization of operations.

(F) Reflects issuance of 39.8 million shares of Asarco Cyprus common stock. Each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock and each share of Cyprus Amax common stock will be converted into 0.765 shares of Asarco Cyprus common stock. The actual number of shares of Asarco Cyprus common stock to be issued in exchange for the Cyprus Amax common stock in the business combination will be determined by reference to the exchange ratios and the actual number of shares of Cyprus Amax and ASARCO common stock issued and outstanding immediately prior to the effective time of the mergers. See "Summary--The Business Combination." These adjustments also reflect the elimination of ASARCO equity accounts.


                     PRO FORMA COMBINED CAPITALIZATION

        The consolidated capitalization of Cyprus Amax at June 30, 1999, and the pro forma consolidated capitalization of Asarco Cyprus giving effect to the business combination and related transactions are set forth below.


                                                                            HISTORICAL       PRO FORMA
                                                                            -----------     -----------
                                                                                  (IN THOUSANDS)
Long-Term Debt:
         Cyprus Amax Minerals:
              10 1/8% Notes Dues 2002.................................      $   150,000     $   150,000
              9 7/8% Notes Due 2001...................................           95,711          95,711
              8 3/8% Notes Due 2023...................................          148,699         148,699
              7 3/8% Notes Due 2007...................................          247,600         247,600
              6 5/8% Notes Due 2005...................................          249,053         249,053
              Cyprus Amax Term Loan Due 2001..........................          100,000         100,000
              Capital Lease Obligations...............................           25,872          25,872
              El Abra Project Financing...............................          375,789         375,789
              Cerro Verde Project Financing...........................           86,000          86,000
              Pollution Control/Industrial Revenue Bonds..............           46,588          46,588

         ASARCO Business to be Merged (a):
              8.5% Debentures Due 2025................................          149,031         129,904
              7.9% Secured Export Notes Due 2007......................          148,657         143,127
              7.875% Debentures Due 2013..............................           99,758          87,278
              7.375% Notes Due 2003...................................           99,757          94,928
              7.0% Notes Due 2001.....................................           50,000          48,166
              Pollution Control Bonds.................................          189,800         183,021
              8.25% Bonds Due 2004....................................           50,000          48,295
              Capital Lease Obligations...............................           17,794          17,794
              Revolving Credit Agreements.............................          180,000         180,000
              Other...................................................           31,733          30,717
                                                                            -----------     -----------
Total Long-Term Debt..................................................      $ 2,541,842     $ 2,488,542
                                                                            ===========     ===========
Shareholders' Equity:
         Preferred Stock, $1 Par Value, 20,000,000 Shares Authorized:
              Series A Junior Participating Preferred Stock,
              1,500,000 Shares
                 Authorized, None Issued or Outstanding...............      $       -       $       -
              $4.00 Series A Convertible Preferred Stock, $1 Par
              Value, $50
                 Liquidation Preference, 4,666,667 Shares Authorized,
                 4,664,302
                 Issued and Outstanding (Actual), 4,664,302 Issued
                 and
                 Outstanding (Pro Forma)..............................            4,664           4,664
              Preferred Stock, No Par Value, 10,000,000 Shares
              Authorized,
                 None Issued or Outstanding...........................                -               -
         Common Stock, Without Par Value, 150,000,000 Shares
         Authorized,
              90,510,484 Shares Issued (Actual), 109,008,004 Shares
              Issued (Pro Forma)......................................            1,063         749,163
         Paid-In Surplus..............................................        2,912,605       2,912,605
         Accumulated Deficit..........................................         (767,776)     (1,312,816)
                                                                            -----------     -----------
                                                                              2,150,556       2,353,616
         Treasury Stock at Cost.......................................          (86,304)        (86,304)
         Other Comprehensive Income...................................           (5,348)         (5,348)
                                                                            -----------     -----------
Total Shareholders' Equity............................................      $ 2,058,904     $ 2,261,964
                                                                            ===========     ===========

--------------------
(a) Pro forma amounts of indebtedness reflect the principal amount of
ASARCO indebtedness assumed,
     adjusted to decrease such principal
     amount to fair value.



                                 SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                          ASARCO CYPRUS INCORPORATED



                          By: /s/ Milton H. Ward
                              --------------------------------------
                              Name: Milton H. Ward
                              Title: Chairman and Co-Chief Executive
                                     Officer


                          By: /s/ Francis R. McAllister
                              --------------------------------------
                              Name: Francis R. McAllister
                              Title: President and Co-Chief Executive
                                     Officer


Date:  August 25, 1999